Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Black Stone Minerals, L.P.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2016, relating to the 2015 and 2014 consolidated financial statements of Black Stone Minerals, L.P. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

February 1, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.